MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Genesis Realty Group, Inc., of our report dated April 14, 2008 on our audit of the financial statements of Genesis Realty Group, Inc., as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and from inception on November 22, 1999 to December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 14, 2008